SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
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Local Bounti Corporation
(Name of Registrant as Specified In Its Charter)

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LOCAL BOUNTI CORPORATION
400 W. Main St., Hamilton, MT 59840
Notice of Annual Meeting of Stockholders
To Be Held on June 20, 2023
You are cordially invited to attend an annual meeting of stockholders (the “Annual Meeting”) of Local Bounti Corporation (“Local Bounti,” “we,” “us,” or “our”) to be held on June 20, 2023, at 9 a.m. mountain time for the following purposes:
1.	To elect two Class II directors of our Board of Directors to serve for three years and until their successors are elected and qualified or until their earlier resignation or removal
2.	To ratify the appointment of WithumSmith+Brown, PC as our independent registered public accounting firm for the year ending December 31, 2023
3.	To transact any other business as may properly come before the Annual Meeting or any adjournments or postponements thereof
You can find more information about each of these items, including the nominees for directors, in the proxy statement accompanying this notice. The record date for the Annual Meeting is April 21, 2023. Only stockholders of record at the close of business on that date may vote at the meeting or any postponement or adjournment of the meeting. These materials are first being delivered to stockholders on or about April 28, 2023.
The Board of Directors recommends that you vote in favor of each of the nominees for director (Proposal 1) and in favor of Proposal 2, each as described in the accompanying proxy statement.
Under the rules of the Securities and Exchange Commission, we have elected to provide access to our proxy materials by notifying you of the availability of our proxy materials on the internet. This proxy statement and our annual report for the year ended December 31, 2022, are available on our website at localbounti.com and proxyvote.com.
The Annual Meeting will be conducted exclusively via live audiocast at virtualshareholdermeeting.com/LOCL2023. There will not be a physical location for our Annual Meeting, and you will not be able to attend the meeting in person.
You are cordially invited to attend the Annual Meeting via live audiocast. Whether or not you expect to virtually attend the Annual Meeting, please vote on the matters to be considered as promptly as possible to ensure your representation at the Annual Meeting. You may vote via the internet, by telephone, or by returning the enclosed proxy card. Even if you have voted by proxy, you may still vote via live audiocast if you virtually attend the Annual Meeting by going to virtualshareholdermeeting.com/LOCL2023 and logging in using the 16-digit control number found on your proxy card or voting instruction form. Once you are admitted as a stockholder to the Annual Meeting, you may vote and ask questions by following the instructions available on the meeting website. Please note, however, that if your shares are held of record by a broker, bank, or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder. Your proxy is revocable in accordance with the procedures set forth in the proxy statement.

You are encouraged to log in to this website before the Annual Meeting begins. Online check in will be available approximately 15 minutes before the meeting starts. If you encounter any difficulties accessing or participating in the meeting through the meeting website, please call the support team at the number listed on the website log-in screen.
By order of the Board of Directors

Margaret McCandless Corporate Secretary

Hamilton, Montana April 28, 2023
* Your vote is important so please act today! *
Important Notice regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders of Local Bounti Corporation To Be Held on June 20, 2023
Whether or not you plan to attend the annual meeting, we encourage you to vote and submit your proxy by the internet, telephone, or mail. For additional instructions on voting by the internet or telephone, please refer to your proxy card. To vote and submit your proxy by mail, please complete, sign, and date the enclosed proxy card and return it in the enclosed envelope. If you attend the Annual Meeting, you may revoke your proxy and vote virtually. If you hold your shares through an account with a brokerage firm, bank, or other nominee, please follow the instructions you receive from your account manager to vote your shares.

i

Local Bounti Corporation
400 W. Main St., Hamilton, MT 59840
Proxy Statement for
2023 Annual Meeting of Stockholders
The Board of Directors (the “Board”) of Local Bounti Corporation, a Delaware corporation (“Local Bounti,” “we,” “us,” or “our”), is soliciting your proxy to vote at the 2023 annual meeting of stockholders (the “Annual Meeting”) of Local Bounti to be held exclusively via live audiocast at virtualshareholdermeeting.com/LOCL2023 on June 20, 2023, at 9 a.m. mountain time, including at any adjournments or postponements of the Annual Meeting. The Annual Meeting will be held in a virtual-only format. You are invited to attend and vote your shares electronically at the Annual Meeting and submit questions by following the instructions available on the meeting website.
You are encouraged to log in to the website above before the Annual Meeting begins. Online check in will be available approximately 15 minutes before the meeting starts. If you encounter any difficulties accessing or participating in the Annual Meeting through the meeting website, please call the support team at the number listed on the website log-in screen.
We are mailing copies of the proxy materials, which include this proxy statement, a proxy card, and our annual report on Form 10-K for the year ended December 31, 2022, to stockholders beginning on or about April 28, 2023. You do not need to attend the Annual Meeting via live audiocast to vote your shares. Instead, you may vote your shares by proxy via the internet or by completing, signing, and returning the enclosed proxy card.
Questions and Answers
Why have I received these materials? The Board is soliciting proxies to vote at the Annual Meeting to be held on June 20, 2023, at 9 a.m. mountain time. You are receiving this proxy statement and proxy card from us because you owned shares of our common stock on April 21, 2023, which we refer to as the record date. As a stockholder of record as of the record date, you are invited to attend the Annual Meeting via live audio webcast, and we request that you vote on the proposals described in this proxy statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may vote your shares by proxy by the internet or telephone or by completing, signing, and returning the enclosed proxy card.
How do I attend the Annual Meeting? The Annual Meeting will be held on June 20, 2023, at 9 a.m. mountain time exclusively via live audiocast at virtualshareholdermeeting.com/LOCL2023 and logging in using the 16-digit control number found on your proxy card or voting instruction form. Once you are admitted as a stockholder to the Annual Meeting, you may vote and ask questions by following the instructions available on the meeting website. You are encouraged to log in to this website before the Annual Meeting begins. Online check in will be available approximately 15 minutes before the meeting starts. If you encounter any difficulties accessing or participating in the Annual Meeting through the meeting website, please call the support team at the numbers listed on the website log-in screen.
Who may vote? You are entitled to vote if our records show that you held one or more shares of our common stock at the close of business on April 21, 2023, the record date. On the record date, there were 105,398,944 shares of common stock outstanding and entitled to vote, and 47 holders of record. Each share entitles you to one vote at the Annual Meeting.
What is the difference between holding shares as a stockholder of record and as a beneficial owner? If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are considered a “stockholder of record” with respect to those shares.
You are a beneficial owner if at the close of business on the record date your shares were held by a broker, bank, trustee, or nominee and not in your name. Being a beneficial owner means that your shares are held in “street name.” As the beneficial owner, you have the right to direct your broker, bank, trustee, or nominee how to vote your shares by following the voting instructions your broker, bank, trustee, or nominee provides. If you do not provide your broker, bank, trustee, or nominee with instructions on how to vote your shares, your broker, bank, trustee, or nominee will not be able to vote your shares with respect to any of the proposals, except for routine proposals as described below.

What am I voting on? There are two matters scheduled for a vote and for which we are soliciting your proxy:
1.	The election of two Class II directors to serve on our Board for three years and until their successors are elected and qualified or until their earlier resignation or removal
2.	The ratification of our appointment of WithumSmith+Brown, PC as our independent registered public accounting firm for the year ending December 31, 2023
You may vote “FOR” all the nominees to the Board or you may “WITHHOLD” your vote for any nominees you specify. You may vote “FOR” or “AGAINST” Proposal 2 or abstain from voting.
The Board recommends a vote “FOR” each nominee for director (Proposal 1) and “FOR” Proposal 2.
We do not know of any business to be presented at the Annual Meeting other than the two proposals discussed above. If other business comes before the meeting and is proper under Delaware law, the proxy holders will use their discretion in casting all of the votes that they are entitled to cast.
How do I vote if I am a stockholder of record? If you were a holder of record of our common stock on April 21, 2023, the record date for the Annual Meeting, you may use the following methods to vote your shares at the Annual Meeting:
•
By Mail. You may vote by completing, signing, dating, and returning your paper proxy in the accompanying postage prepaid envelope. Please allow sufficient time for us to receive your proxy card if you decide to vote by mail.

•	By Telephone. You can vote your shares by telephone by calling the phone number on the proxy card and following the voice instructions.
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Via the Internet. You can vote your shares by the internet by following the instructions in the enclosed proxy card. The internet voting procedures are designed to authenticate your identity and to allow you to vote your shares and confirm your voting instructions have been properly recorded. If you vote by the internet, you do not need to mail a proxy card.

•
Virtually at the Annual Meeting. If you virtually attend the meeting, you may vote by going to virtualshareholdermeeting.com/LOCL2023 and logging in using the 16-digit control number found on your proxy card or voting instruction form. Once you are admitted as a stockholder to the Annual Meeting, which will be held as a live audio webcast, you may vote and ask questions by following the instructions available on the meeting website. You are encouraged to log in to this website before the Annual Meeting begins. Online check in will be available approximately 15 minutes before the meeting starts. If you encounter any difficulties accessing or participating in the Annual Meeting through the meeting website, please call the support team at the number listed on the website log-in screen.

How do I vote if I hold my shares in street name? If on the record date of April 21, 2023, your shares were held in a stock brokerage account or by a bank or other stockholder of record, you may use the following methods to vote your shares at the Annual Meeting:
•
By Mail, Telephone, or the Internet. You should receive instructions from your bank, broker, or other nominee explaining how to vote your shares by mail, telephone, or the internet. If you wish to vote your shares by mail, telephone, or the internet, you should follow those instructions.

•	Virtually at the Annual Meeting. If you attend the meeting virtually, you will need to follow the instructions included on your broker-provided notice or proxy card.
If you do not provide instructions with your proxy, your bank, broker, or other nominee (collectively referred to as a “broker”) will determine if it has the discretionary authority to vote on the particular matter.
Under applicable rules, brokers have the discretion to vote on routine matters but do not have discretion to vote on non-routine matters. For example, if you do not provide voting instructions to your broker, the broker could vote your shares for the ratification of the appointment of WithumSmith+Brown, PC (Proposal 2) because it is deemed to be a routine matter, but the broker could not vote your shares for Proposal 1, the election of Class II directors, because it is deemed to be a non-routine matter.

If you do not provide voting instructions to your broker and the broker has delivered a proxy card indicating that it does not have discretionary authority to vote on a particular proposal, your shares will be considered as “broker non-votes” with regards to that proposal. Broker non-votes will be counted for the purpose of determining the existence of a quorum but generally will not be considered as entitled to vote with respect to that proposal. Broker non-votes are not counted for purposes of determining the number of votes cast with respect to a particular proposal. Thus, a broker non-vote will make a quorum more readily obtainable, but the broker non-vote will not otherwise affect the outcome of the vote on a proposal that requires the affirmative vote of a majority of the shares present and entitled to vote.
How are votes counted? Votes will be counted by the inspector of election appointed by the Board for the meeting, who will separately count “FOR” and “WITHHOLD” votes and any broker non-votes for the election of directors. Broker non-votes will not count for or against any nominees.
With respect to Proposal 2, the inspector of election will separately count “FOR,” “AGAINST,” or “ABSTAIN” votes. Abstentions will have no effect and will not be counted towards the vote totals for Proposal 2. Broker non-votes will have no effect on Proposal 2 because brokers have discretion to vote on this proposal.
How many votes are needed to approve each of the proposals? Provided that a quorum is present, approval of the proposals described in this proxy statement will require the following affirmative votes (among votes properly cast virtually or by proxy):
•	Proposal 1 – Election of our two nominees for Class II directors. The two nominees receiving the most “FOR” votes will be elected.
•
Proposal 2 – Ratification of the selection of WithumSmith+Brown, PC as our independent registered public accounting firm for the year ending December 31, 2023. This proposal will be approved if the holders of a majority of votes cast affirmatively or negatively vote “FOR” the proposal.

What is the effect of abstentions? Abstentions are counted as shares that are present and entitled to vote for the purposes of determining the presence of a quorum and will have no impact for purposes of determining the approval of Proposal 1 or Proposal 2.
A summary of the voting provisions for the matters to be voted on at the Annual Meeting, provided a valid quorum is present or represented at the Annual Meeting, is as follows:
Proposal	Vote	Board Recommendation	Routine or Non-Routine	Discretionary Voting by Broker Permitted?	Vote Required for Approval	Impact of Abstentions	Impact of Broker Non-Votes
1	Election of director nominees	FOR	Non-routine, thus if you hold your shares in street name, your broker may not vote your shares for you if you do not provide instructions to your broker	No	Plurality	No impact	No impact
2	Ratification of independent registered public accounting firm	FOR	Routine, thus if you hold your shares in street name, your broker may vote your shares for you absent any other instructions from you	Yes	Majority of votes cast affirmatively or negatively	No impact	Broker has the discretion to vote

How will Local Bounti’s representative proxy holders vote for me? Kathleen Valiasek, our Chief Financial Officer, and Margaret McCandless, our General Counsel and Corporate Secretary, or anyone else that they choose as their substitutes, have been appointed by the Board as proxy holders to vote in your place as your proxies at the Annual Meeting. The proxy holders will vote your shares as you instruct them. If you sign, date, and return the enclosed proxy card and do not indicate how you want your shares voted, the proxy holders will vote as our Board recommends. If there is an interruption or adjournment of the Annual Meeting before the agenda is completed, the proxy holders may still vote your shares when the meeting resumes. If a broker holds your common stock, they will ask you for instructions and instruct the proxy holders to vote the shares held by them in accordance with your instructions.
Can I change my vote after I have returned my proxy card? Yes. After you have submitted a proxy, you may change your vote at any time before the proxy is exercised by submitting a notice of revocation or a proxy bearing a later date. Accordingly, you may change your vote either by submitting a proxy card prior to or at the Annual Meeting or by voting virtually at the Annual Meeting. The later submitted vote will be recorded and the earlier vote revoked. You also may revoke your proxy by sending a notice of revocation to our Corporate Secretary, which must be received prior to the Annual Meeting. If your shares are held by your broker, you should follow the instructions provided by your broker.
What constitutes a quorum for purposes of the Annual Meeting? To carry on business at the Annual Meeting, we must have a quorum. A quorum is present when a majority of the shares entitled to vote, as of the record date, are represented virtually or by proxy. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker) or if you vote virtually at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is not a quorum at the Annual Meeting, our stockholders may adjourn the meeting.
Who pays for this solicitation? We will pay the cost of preparing, assembling, printing, mailing, and distributing these proxy materials and soliciting votes. We may, on request, reimburse brokerage firms and other nominees for their expenses in forwarding proxy materials to beneficial owners. In addition to soliciting proxies by mail, we expect that our directors, officers, and employees may solicit proxies virtually or by telephone or email. None of these individuals will receive any additional or special compensation for doing this, although we may reimburse these individuals for their reasonable out-of-pocket expenses. We do not expect to, but have the option to, retain a proxy solicitor.
What does it mean if I receive multiple proxy cards? If you receive more than one proxy card, it means that your shares are registered in more than one name or are registered in different accounts. Please sign and return all proxy cards to ensure that all of your shares are voted.
What happens when two stockholders share the same address? We may satisfy the Securities and Exchange Commission (“SEC”) rules regarding delivery of proxy statements by delivering a single proxy statement to an address shared by two or more of our stockholders. This delivery method is known as “householding” and can result in meaningful cost savings for us. To take advantage of this opportunity, we may deliver only one proxy statement to multiple stockholders who share an address, unless contrary instructions are received prior to the mailing date. Similarly, if you share an address with another stockholder and have received multiple copies of our proxy materials, you may write us at the address above or call us at 800-640-4016 to request delivery of a single copy of these materials in the future. We undertake to deliver promptly upon written or oral request a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of these documents was delivered. If you hold stock as a record stockholder and prefer to receive separate copies of a proxy statement either now or in the future, please contact us.
What happens if other business not discussed in this proxy statement comes before the meeting? We do not know of any business to be presented at the Annual Meeting other than the proposals discussed in this proxy statement. If other business comes before the meeting and is proper under Delaware law, the proxy holders will use their discretion in casting all of the votes that they are entitled to cast.
How can I find out the results of the voting at the Annual Meeting? We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K filed with the SEC within four business days after the Annual Meeting.

When are stockholder proposals due for next year’s annual meeting of the stockholders? Our stockholders are entitled to present proposals for action at a forthcoming meeting if they comply with the requirements of our bylaws and the rules established by the SEC.
Under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), if you want us to include a proposal in the proxy materials for our 2024 annual meeting of stockholders, we must receive the proposal at our executive offices at 400 W. Main St., Hamilton, MT 59840 by December 30, 2023.
Under our bylaws, a stockholder who wishes to present a proposal, including director nominations, before an annual meeting of stockholders but does not intend for the proposal to be included in our proxy statement must provide notice of its proposal not earlier than February 21, 2024, and not later than March 22, 2024. If we hold our 2024 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, the deadline will instead be the later of the close of business on the 90th day prior to the 2024 annual meeting or the close of business on the 10th day following the first public disclosure of the 2024 annual meeting date. The notice and proposal should be addressed to the attention of our Corporate Secretary at our executive offices at the address listed on the cover of this proxy statement, and we suggest that it be sent by certified mail, return receipt requested.
In addition to satisfying the requirements under our bylaws, stockholders who intend to solicit proxies in support of director nominees other than Local Bounti’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act (including a statement that the stockholder intends to solicit the holders of shares representing at least 67% of the voting power of Local Bounti’s shares entitled to vote on the election of directors in support of director nominees other than Local Bounti’s nominees) to comply with the universal proxy rules, which notice must be postmarked or transmitted electronically to Local Bounti at our principal executive offices no later than 60 calendar days prior to the anniversary date of the annual meeting (for the 2024 annual meeting, no later than April 21, 2024). However, if the date of the 2024 annual meeting changes by more than 30 calendar days from the anniversary date, then notice must be provided by the later of 60 calendar days prior to the date of the 2024 annual meeting and the 10th calendar day following the day on which public announcement of the date of the 2024 annual meeting is first made.
Any proposal that you submit must comply with our bylaws and SEC rules.
Whom can I contact for further information? If you would like additional copies, without charge, of this proxy statement or if you have questions about the Annual Meeting, the proposals, or the procedures for voting your shares, you should contact our Corporate Secretary at 800-640-4016.

Proposal 1 – Election of Directors
Pursuant to our certificate of incorporation and bylaws, our Board is divided into three classes with staggered three-year terms. The total number of authorized directors on our Board is currently fixed at six.
Our Board consists of two Class I directors, Pamela Brewster and Matthew Nordby; two Class II directors, Edward C. Forst and Mark J. Nelson; and two Class III directors, Craig M. Hurlbert and Travis M. Joyner. On March 17, 2023, the Board, upon the recommendation of its Nominating and Corporate Governance Committee, expanded the Board by one seat and appointed Jennifer Carr-Smith as a Class III director and to the Compensation Committee of the Board, in each case effective as of May 15, 2023. The Class I, Class II, and Class III directors will serve until our annual meetings of stockholders to be held in 2025, 2023 and 2024, respectively, or until the director’s successor is duly elected and qualified or until the director’s earlier death, resignation, disqualification, or removal. Upon the recommendation of the Nominating and Corporate Governance Committee, our Board has nominated Messrs. Forst and Nelson as Class II directors at the Annual Meeting. Both Messrs. Forst and Nelson are current Class II directors and standing for re-election at the Annual Meeting. Stockholders cannot submit proxies voting for a greater number of persons than the two nominees named in this Proposal 1. Each director to be elected will hold office until the annual meeting of stockholders to be held in 2026 and until their successor is elected and qualified or until the director’s death, retirement, resignation, or removal. Each nominee is currently a director of Local Bounti and has agreed to serve if elected, and we have no reason to believe that any nominee will be unable to serve.
There are no family relationships between any of our directors, nominees, or executive officers. There are also no arrangements or understandings between any director, nominee, or executive officer and any other person pursuant to which the person has been or will be selected as a director or executive officer.
Nominees for Class II Directors
Name	Age	Class	Position
Edward C. Forst	62	II	Lead Director, Audit Committee Chair, and Nominating and Corporate Governance Committee Member

Mark J. Nelson	54	II	Nominating and Corporate Governance Committee Chair and Audit Committee Member
Edward C. Forst. Mr. Forst has served as a member of the Board since November 2018. Mr. Forst was a Board member and Chairman of the Board of Leo Holdings III Corp from January 2021 to November 2021. Mr. Forst has served as Chairman, Partner, and member of the Investment Committee at Lion Capital, a private equity firm, since January 2020. Mr. Forst has served as Chairman of Leo Holdings Corp II since September 2020. Mr. Forst previously served as Chief Executive Officer of Cushman & Wakefield, leading the commercial real estate firm across more than 60 countries. Mr. Forst was also a Management Committee Partner of Goldman, Sachs & Co. where he served as the Co-CEO of Goldman Sachs Asset Management, and before that as the Chief Administrative Officer and Executive Vice President of the firm. Mr. Forst also served as the Chairman of Goldman’s Global Debt Underwriting Committee for seven years. Mr. Forst was also the Executive Vice President and Principal Operating Officer of Harvard University during the financial crisis, as well as Adviser to the Secretary of the Treasury on the Troubled asset Relief Program (TARP). From November 2017 to August 2018, Mr. Forst served as CEO and Co-CEO (starting in May 2018) of Realty Shares Inc. Realty Shares Inc., filed for chapter 7 bankruptcy protection of July 31, 2020, more than 18 months after Mr. Forst ceased to be the CEO of the company. Mr. Forst sits on the Boards of The Feinstein Institute of Northwell Health and the Yale School of Management. Mr. Forst has also served on the Board of the Harvard Management Company, as Treasurer of Carnegie Hall, and as the Chairman of the Securities Industry and Financial Markets Association (SIFMA). Mr. Forst serves as Treasurer and Trustee for the East Hampton Healthcare Foundation and Trustee and Chair of the Finance Committee for the School of Holy Child. Mr. Forst earned his M.B.A. from the Wharton School of the University of Pennsylvania and his A.B. in Economics from Harvard University.
We believe Mr. Forst is qualified to serve as a director because of his deep consumer industry background; broad leadership, operational, and transactional experience; previous public company board service; CEO experience; and experience with executive compensation, finance, and human capital management.

Mark J. Nelson. Mr. Nelson has served as a member of the Board since November 2021. Mr. Nelson also served as a member of the Board of our predecessor company from March 2021 to November 2021. Mr. Nelson served as Chief Financial Officer and Treasurer at Beyond Meat, Inc. (Nasdaq: BYND), a producer of plant-based meat substitutes, from May 2017 to May 2021 and various other capacities, including Chief Operating Officer Chief Financial Officer, Treasurer and Secretary, from December 2015 to March 2017. Previously, Mr. Nelson served as Senior Vice President and Chief Financial Officer of Biolase (Nasdaq: BIOL), a medical device company, and Chief Financial Officer and Treasurer of Farmer Bros. Co. (Nasdaq: FARM), a manufacturer, wholesaler and distributor of coffee, tea, spices and culinary products. Mr. Nelson started his career at General Electric Company (NYSE: GE) as a member of GE’s Financial Management Program and worked at Thermo Fisher, a biotechnology product development company (NYSE: TMO), and also served as Chief Accounting Officer at Newport Corporation, a formerly publicly traded global supplier of advanced technology products and systems. Mr. Nelson serves on the Board of Real Good Foods (Nasdaq: RGF). Mr. Nelson has a B.B.A. from the University of Massachusetts at Amherst, and an M.B.A. degree from Babson College.
We believe Mr. Nelson is qualified to serve as a director because of his extensive public company experience in executive positions; public company board service; CFO and finance experience; operational experience; and experience in the food production and food service industries.
Continuing Directors
Name	Age	Class	Term Expires at Annual Meeting in this Year	Position
Pamela Brewster	53	I	2025	Compensation Committee Chair and Audit Committee Member

Matthew Nordby	43	I	2025	Compensation Committee Member and Nominating and Corporate Governance Committee Member

Craig M. Hurlbert	60	III	2024	Chairman of the Board and Co-Chief Executive Officer

Travis M. Joyner	41	III	2024	Co-Chief Executive Officer

Jennifer Carr-Smith(1)	51	III	2024	Compensation Committee Member
(1)
On March 17, 2023, the Board, upon the recommendation of its Nominating and Corporate Governance Committee, expanded the Board by one seat and appointed Jennifer Carr-Smith as a Class III director and to the Compensation Committee of the Board, in each case effective as of May 15, 2023.

Pamela Brewster. Ms. Brewster has served as a member of the Board since November 2021. Ms. Brewster also served as a member of the Board of our predecessor company from November 2020 to November 2021. Ms. Brewster is the Principal at Orange Strategies LLC, a political and government affairs consulting firm. Ms. Brewster founded Orange Strategies in 2014 following 14 years as Vice President of Government Affairs at the Charles Schwab Corporation where she was responsible for managing Schwab’s state and local government relations efforts; overseeing Schwab PAC, the company’s political action committee; and acting as the company’s in-house political advisor. She continues to provide advisory and consulting services to Charles R. Schwab. Previously, Ms. Brewster worked at the public relations firm of Alexander Ogilvy, where she was the head of the firm’s Tech Policy Communications practice. At Alexander, she represented a variety of high-tech clients. Prior to joining Alexander, Ms. Brewster worked in Washington, D.C., representing telecommunications and technology interests on Capitol Hill. Ms. Brewster earned a B.A. in political science from the University of California at Davis and a M.A. in public administration and policy from the American University in Washington, D.C.

We believe Ms. Brewster is qualified to serve as a director because of her extensive government relations experience; experience providing advisory and consulting services to public companies, including high-tech companies; business development experience; and experience with regulatory affairs and risk management.
Matthew Nordby. Mr. Nordby has served as a member of the Board since November 2021. Mr. Nordby is the Founder and Managing Partner of Flume Ventures, a venture capital firm focused on investing in enterprise technology companies. Prior to Flume, Mr. Nordby served as a Partner of Lion Capital, a private equity firm, from January 2019 to April 2023. Mr. Nordby continues to serve as an Advisor to Lion Capital, a role he has had since June 2017. Mr. Nordby served as President of Playboy Enterprises from May 2011 to January 2016, leading their global licensing business to over $1.5 billion in annual revenue. Mr. Nordby also served as an executive in the technology industry, including building software start-up Greenplum, acquired by EMC in 2010. He launched his career at Sun Microsystems where he held various leadership positions. Mr. Nordby received his B.A. from Auburn University.
We believe Mr. Nordby is qualified to serve as a director because of his extensive operational and transactional experience; business development experience; leadership experience; and experience with executive compensation, human capital management, international business, marketing, M&A, and strategic planning.
Craig M. Hurlbert. Mr. Hurlbert has served as our Co-Chief Executive Officer and as Chairman and member of the Board since November 2021. Mr. Hurlbert co-founded our predecessor company in August 2018. Mr. Hurlbert also co-founded BrightMark Partners, LLC, a growth equity and management firm providing capital and resources to venture, growth phase and middle-market businesses, and served as a Managing Partner from January 2014 to March 2021. Previously, Mr. Hurlbert served in various leadership roles at TAS Energy, a leading provider of high efficiency and modular cooling and energy systems for the data center, commercial, industrial, and power generation markets, including President, Chief Executive Officer, and Chairman of the Board. Mr. Hurlbert also held leadership roles at General Electric Company (NYSE: GE) and North American Energy Services. Mr. Hurlbert is currently the Chairman of the Board at Clearas Water Recovery, a company utilizing patented, sustainable, and proprietary technology to solve high nutrient wastewater challenges in the municipal and industrial water markets. Mr. Hurlbert earned his B.S. in Finance from San Diego State University and his M.B.A. from California State University-Long Beach.
We believe Mr. Hurlbert is qualified to serve as a director because of his extensive senior management experience at various companies and business background; leadership experience; and experience with M&A and strategic planning.
Travis M. Joyner. Mr. Joyner has served as our Co-Chief Executive Officer and as a member of the Board since November 2021. Mr. Joyner co-founded our predecessor company in August 2018. Mr. Joyner also co-founded BrightMark Partners, LLC, a growth equity and management firm providing capital and resources to venture, growth phase and middle-market businesses, and served as a Managing Partner from January 2014 to March 2021. At BrightMark Partners, LLC, Mr. Joyner was an active director for many portfolio companies, driving with growth plan execution, building core business infrastructure, and leading many successful debt and equity transactions. His areas of expertise include quantitative analysis, corporate strategy, technology development, market analysis, organizational design structure, market strategy, branding, and capital campaigns. Mr. Joyner earned a Ph.D. from the University of Kansas, where his graduate focus was market research and statistics, a Certificate of Finance from the Wharton School at the University of Pennsylvania, a J.D. from the University of Montana, and his B.A. from the University of North Carolina-Chapel Hill, graduating with distinction.
We believe Mr. Joyner is qualified to serve as a director because of his expertise in management and marketing strategy; experience in CEA and agriculture industries; and experience in finance, M&A, and strategic planning.
Jennifer Carr-Smith. Ms. Carr-Smith will serve as a member of the Board, effective May 15, 2023. Ms. Carr-Smith has served as President of JCS Advisory Services, LLC, a firm providing advisory services to high-growth companies in the consumer space since April 2018. Since July 2021, Ms. Carr-Smith has served as the Co-Founder and President of Athena Consumer Acquisition Corp., a company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. Previously, Ms. Carr-Smith was General Manager and Senior Vice President North America Local of Groupon, Inc., Chief Executive Officer and President of Peapod Online

Grocer, LLC, and Chief Operating Officer of each of J. Crew Direct, giggle, and Gilt.com. Ms. Carr-Smith is Chair of the Board of Blue Apron Holding, Inc. and a director of Woolworths Group. Ms. Carr-Smith holds a B.A. degree in economics from Brown University and an M.B.A. degree from Harvard Business School.
We believe Ms. Carr-Smith is qualified to serve as a director because of her CEO and leadership experience; her experience in the food services industry; her operational and strategic planning experience; and her experience with executive compensation, sustainability, and ESG matters.
Required Vote
The two nominees receiving the highest number of affirmative “FOR” votes will be elected as Class II directors. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named above. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for the nominee will instead be voted for the election of a substitute nominee proposed by our Board and the Nominating and Corporate Governance Committee. Under applicable rules, brokers are prohibited from giving proxies to vote on elections of directors unless the beneficial owner of the shares has given voting instructions on the matter. This means that if your broker is the record holder of your shares, you must give voting instructions to your broker with respect to the two nominees in this Proposal 1 if you want your broker to vote your shares on the matter. Otherwise, your shares will be treated as broker non-votes. Broker non-votes will have no effect on the outcome of the vote.
The Board recommends a vote “FOR” each nominee named in Proposal 1.

Director Compensation
Nonemployee Director Compensation Policy
On January 12, 2022, our Board, upon recommendation of the Compensation Committee, adopted a Director Compensation Policy. On March 17, 2023, our Board amended and restated the policy. Under the policy, our nonemployee directors are entitled to annual cash retainers and equity awards, as described below:
Annual Board Member Service Retainer
•	All Nonemployee Directors: $87,500
•	Lead Independent Director: $15,000 (in addition to above)
Annual Committee Member Service Retainer
•	Member of the Audit Committee: $10,000
•	Member of the Compensation Committee: $7,500
•	Member of the Nominating and Corporate Governance Committee: $5,000
Annual Committee Chair Service Retainer (in lieu of Annual Committee Member Service Retainer)
•	Chair of the Audit Committee: $20,000
•	Chair of the Compensation Committee: $15,000
•	Chair of the Nominating and Corporate Governance Committee: $10,000
Equity Compensation
•
Upon initial election or appointment to the Board, nonemployee directors receive an award of restricted stock units (“RSUs”), as determined by the Board, with a grant date value of $175,000, which RSUs will vest in three equal annual installments beginning on the first anniversary of the date of grant, subject to the director’s continuous service through the applicable vesting date. On March 17, 2023, the Board eliminated this award of RSUs.

•
At each annual stockholders’ meeting, nonemployee directors receive an RSU award, as determined by the Board, with a grant date value of $87,500, which RSUs will vest in full upon the earlier of the first anniversary of the date of grant or the next annual stockholders’ meeting, subject to the director’s continuous service through the applicable vesting date.

Cash retainers are payable in arrears in quarterly installments following the quarter in which their service occurred. Equity awards are granted under our 2021 Equity Incentive Plan (“2021 Plan”).
Notwithstanding the foregoing, for each nonemployee director who remains in continuous service as a member of the Board until immediately prior to the consummation of a “change in control” (as defined in the 2021 Plan), any unvested portion of an equity award granted in consideration of the nonemployee director’s service as a member of the Board will vest in full immediately prior to, and contingent upon, the consummation of the change in control.
The Board has the discretion to grant additional equity awards to certain nonemployee directors for services to Local Bounti that exceed the standard expectations for a nonemployee director or for other circumstances determined to be appropriate by the Board. Local Bounti will also reimburse directors for their reasonable out-of-pocket expenses in connection with attending Board and committee meetings.

Nonemployee Director Compensation Table
The following table sets forth information concerning the compensation of our nonemployee directors during the year ended December 31, 2022.
Name(2)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Pamela Brewster	112,500	87,498	199,998
Edward C. Forst	127,500	87,498	214,998
Mark J. Nelson	107,500	87,498	194,998
Matthew Nordby	100,000	87,498	187,498
(1)	Jennifer Carr-Smith will join the Board as a nonemployee director effective May 15, 2023. Accordingly, she did not receive compensation during the year ended December 31, 2022.
(2)
Amount represents the grant date fair value of RSUs granted during 2022, calculated in accordance with financial statement reporting rules. You can find information about the assumptions used to calculate grant date fair values in Note 12 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2022. On June 21, 2022, each nonemployee director received 26,041 RSUs that vest in full upon the earlier of the first anniversary of the date of grant or the next annual stockholders’ meeting, subject to the nonemployee director’s continuous service through the vesting date. In accordance with financial statement reporting rules, the grant date fair value for each RSU was $3.36, which was the closing price of our common stock on the grant date. As of December 31, 2022, the nonemployee directors held the following RSUs: Pamela Brewster – 26,041; Edward C. Forst – 26,041; Mark J. Nelson – 110,482; and Matthew Nordby – 26,041.

Corporate Governance
Board Composition
Our Board is currently comprised of six directors. Four of our current directors—Pamela Brewster, Edward C. Forst, Mark J. Nelson, and Matthew Nordby—qualify as independent under New York Stock Exchange (“NYSE”) listing standards. When Jennifer Carr-Smith joins the Board as an independent director effective as of May 15, 2023, our Board will consist of seven directors, five of which qualify as independent. Our Board has appointed Craig M. Hurlbert, our co-Chief Executive Officer, to serve as Chairman of the Board and Edward C. Forst to serve as our lead independent director.
Our Board is divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual stockholders’ meeting, with the other classes continuing for the remainder of their respective three-year terms. Upon the expiration of the term of a class of directors, a director in that class will be eligible to be elected for a new three-year term at the annual stockholders’ meeting in the year in which their term expires.
Our directors are divided among the three classes as follows:
Director	Class	Term Expires at the Annual Stockholders’ Meeting in This Year
Pamela Brewster	I	2025
Matthew Nordby	I	2025
Edward C. Forst	II	2023
Mark J. Nelson	II	2023
Craig M. Hurlbert	III	2024
Travis M. Joyner	III	2024
Jennifer Carr-Smith(1)	III	2024
(1)	On March 17, 2023, our Board appointed Ms. Carr-Smith as a director effective May 15, 2023.
Board Meetings
Our Board held 14 meetings during 2022.
Board and Committee Meeting Attendance
All directors attended at least 75% of the meetings of the Board and the committees on which the director served. Under our Corporate Governance Guidelines, directors are expected to regularly attend meetings of the Board and committees on which the director sits and to review prior to meetings material distributed in advance for the meetings.
Attendance at Annual Meeting
Under our Corporate Governance Guidelines, directors are invited and encouraged to attend our annual stockholders’ meetings, either in person or by teleconference or video conference. All directors attended our 2022 annual stockholders’ meeting.
Communication with Directors
Stockholders and other interested parties who wish to communicate with our Board as a whole, Chairman of the Board, lead independent director, or independent directors as a group may do so by submitting the communication in writing to our Board, c/o our Corporate Secretary.
All communications are opened and reviewed, and communications that relate to matters that are within the scope of the responsibilities of the Board will be forwarded to the Chairman of the Board, lead independent director, or independent directors as a group, as applicable. If the correspondence is addressed to the Board, the

Chairman of the Board will share it with the other Board members as the Chairman determines is appropriate for the Board to review the correspondence. Unsolicited items, junk mail, and frivolous or inappropriate communications and items unrelated to the duties and responsibilities of our Board will not be provided to directors.
The address for these communications is:
Local Bounti Corporation
400 W. Main St.
Hamilton, MT 59840
Attention: General Counsel and Corporate Secretary
Telephone: 800-640-4016
Director Independence
Our Board has undertaken a review of its composition, the composition of its committees, and the independence of each director and considered whether any director has a material relationship with us that could compromise their ability to exercise independent judgment in carrying out their responsibilities. Based on information provided by each director concerning their background, employment, and affiliations, including family relationships, our Board has determined that each of Pamela Brewster, Edward C. Forst, Mark J. Nelson, and Matthew Nordby does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is independent as that term is defined under SEC rules and NYSE listing standards. In making these determinations, our Board considered the current and prior relationships that each nonemployee director has with Local Bounti and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each nonemployee director and the transactions involving them described below under the heading “Certain Relationships and Related Transactions.”
Board Leadership Structure
Our Board has determined that it should maintain the flexibility to select the chairperson of the Board and adjust its Board leadership structure based on circumstances existing from time to time and based on criteria that are in our best interests and the best interests of our stockholders, including the composition, skills, diversity, and experience of the Board and its members, specific challenges faced by us or our industry, and governance efficiency. Our Board has adopted Corporate Governance Guidelines, which provide for the appointment of a lead independent director at any time when the chairperson is not independent. Craig M. Hurlbert, our co-Chief Executive Officer, has been elected to serve as Chairman of the Board. Edward C. Forst serves as lead independent director and is responsible for, among other matters, calling and presiding over each executive session of the independent directors and briefing the co-Chief Executive Officers on issues arising from executive sessions and serving as a liaison between the chairperson and the independent directors.
Risk Management
One of the key functions of the Board is informed oversight of our risk management process. This oversight function is administered by the full Board or through its various committees. In particular, the Board is responsible for monitoring and assessing strategic risk exposure. The Audit Committee oversees our major financial risk exposures and steps that management takes to monitor and control financial risk exposures, including risk assessment guidelines and policies. The Audit Committee also oversees our enterprise risk management program, monitors compliance with legal and regulatory requirements, and reviews the adequacy and effectiveness of our information and cybersecurity policies and internal controls regarding information and cybersecurity. The Compensation Committee assesses and monitors whether our compensation plans, policies, and programs comply with applicable legal and regulatory requirements. The Nominating and Corporate Governance Committee monitors the effectiveness of our Corporate Governance Guidelines.
Code of Business Conduct and Ethics
Our Board has adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers, and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Our Code of Business Conduct and Ethics is available on our website at localbounti.com under the heading “Investors – Governance – Governance Documents.” In addition, we intend to post under the investors section of our website all disclosures that are required by law or NYSE listing standards relating to any amendments to, or waivers from, any provision of the Code of Business Conduct and Ethics.
Succession Planning
Our Board plans for chief executive officer succession and reviews senior management selection and succession planning to facilitate the orderly functioning and transition of management. The Compensation Committee periodically reviews and discusses succession plans for senior management positions, including our leadership pipeline and talent strategies. Directors also become familiar with potential successors for key positions through various other means, including presentations at meetings.
Governance Guidelines
Our Board has adopted Corporate Governance Guidelines as a general framework to assist the Board in carrying out its responsibilities. Our Corporate Governance Guidelines are available on our website at localbounti.com under the heading “Investors – Governance – Governance Documents.”
Policy Against Hedging and Pledging
Our Board has adopted an Insider Trading Policy that prohibits directors, officers, and employees from taking any of the following actions:
•
Purchasing any financial instruments (such as prepaid variable forward contracts, equity swaps, collars, or exchange funds) or otherwise engaging in any transactions that hedge the risk of stock ownership in Local Bounti

•	Holding Local Bounti securities in a margin account or pledging Local Bounti securities as collateral for a loan unless the pledge is approved by our compliance officer
•	Engaging in short sales of Local Bounti securities
•	Trading in derivatives of Local Bounti securities
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who beneficially own more than 10% of our common stock to file with the SEC reports of ownership regarding the common stock and other Local Bounti equity securities. These persons are required to furnish us with copies of all Section 16(a) reports they file. Based solely on our review of the copies of these forms furnished to us and written representations from our directors and executive officers, we believe that all Section 16(a) filing requirements were timely met in 2022.
Committees of the Board
Our Board has an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Our Board may establish other committees from time to time.
Audit Committee
Our Audit Committee is comprised of Edward C. Forst (Chair), Pamela Brewster, and Mark J. Nelson. Each of Edward C. Forst, Pamela Brewster, and Mark J. Nelson meets the requirements for independence and financial literacy under SEC rules and NYSE listing standards. In addition, each of Edward C. Forst and Mark J. Nelson qualifies as an audit committee financial expert as defined under SEC rules. Our Audit Committee held six meetings in 2022.
The Audit Committee’s responsibilities include, among other things, the following:
•	appointing, compensating, retaining, evaluating, terminating, and overseeing our independent registered public accounting firm

•	reviewing the adequacy of our system of internal controls and the disclosure regarding this system of internal controls contained in our periodic filings
•	preapproving all audit and permitted non-audit services and related engagement fees and terms for services provided by our independent auditors
•	reviewing with our independent auditors their independence from management
•	reviewing, recommending, and discussing various aspects of the financial statements and reporting of the financial statements with management and our independent auditors
•	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls, or auditing matters
Our Audit Committee operates under a written charter, which satisfies SEC rules and NYSE listing standards and is available on our website at localbounti.com under the heading “Investors – Governance – Governance Documents.” The Audit Committee approves in advance all audit services and permissible non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm.
Compensation Committee
Our Compensation Committee is currently comprised of Pamela Brewster (Chair) and Matthew Nordby. On March 17, 2023, our Board appointed Jennifer Carr-Smith as a director and member of the Compensation Committee effective May 15, 2023. The composition of the Compensation Committee meets the requirements for independence under SEC rules and NYSE listing standards. Each member of the Compensation Committee is a nonemployee director, as defined in Rule 16b-3 promulgated under the Exchange Act. Our Compensation Committee held four meetings in 2022.
The Compensation Committee is responsible for, among other things, the following:
•	setting the compensation of our co-Chief Executive Officers and, in consultation with our co-Chief Executive Officers, reviewing and approving the compensation of our other executive officers
•	reviewing on a periodic basis and making recommendations to the Board regarding nonemployee director compensation
•	reviewing on a periodic basis and discussing with our co-Chief Executive Officers and the Board the development and succession plans for senior management positions
•	administering any cash and equity-based incentive plans that are stockholder-approved or where participants include our executive officers and directors
•	providing oversight of and recommending improvements to our overall compensation and incentive plans and benefit programs
Our Compensation Committee operates under a written charter, which satisfies NYSE listing standards and is available on our website at localbounti.com under the heading “Investors – Governance – Governance Documents.” The charter provides that the Compensation Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel, or other adviser and is directly responsible for the appointment, compensation, and oversight of the work of the adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel, or any other adviser, the Compensation Committee will consider the independence of the adviser, including the factors required by SEC rules and NYSE listing standards.
Our Compensation Committee retains Meridian Compensation Partners (“Meridian”) as its independent compensation consultant. Meridian periodically collects and analyzes market data to provide a competitive reference on pay levels, structure, and performance alignment for executives and directors. Meridian may also advise the Compensation Committee on other executive and director compensation matters and general compensation trends. Outside of its role as independent compensation consultant, Meridian does not provide any other services to us or our management and does not have any other direct or indirect business relationships with us or our management. The Compensation Committee has assessed the independence of Meridian and concluded that its engagement does not raise any conflicts of interest.

While market data provided by an independent compensation consultant can be a useful guide in setting executive compensation, the Compensation Committee believes that a successful compensation program also requires that the Compensation Committee apply its own judgment and subjective determination to reconcile the program’s objectives with the realities of rewarding and retaining our executives and to measure the individual performance of our executives. In this regard, the Compensation Committee asks certain executives, including our Co-Chief Executive Officers, Chief Financial Officer, and General Counsel, to make recommendations about the compensation to be paid to other executives and employees. The Compensation Committee believes it is valuable to consider the recommendations of these executives because of their knowledge of our operations, industry, and day-to-day responsibilities of our other executives. The Board or Compensation Committee makes all compensation decisions with regard to our Co-Chief Executive Officers without the participation of our Co-Chief Executive Officers. While the Compensation Committee is solely responsible for the appointment of the independent compensation consultant and for approving executive compensation, management supports the work of the Compensation Committee and the independent compensation consultant. The members of the Compensation Committee meet regularly in executive sessions outside the presence of management.
The Compensation Committee has authority to form, and delegate authority to, one or more subcommittees, comprised of one or more committee members. Any subcommittee will have the responsibilities and authority delegated to it, including, if so designated, the full responsibility and authority of the committee with respect to delegated matters, unless otherwise prohibited by applicable laws or listing standards.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee is comprised of Mark J. Nelson (Chair), Edward C. Forst, and Matthew Nordby. The composition of the Nominating and Corporate Governance Committee meets the requirements for independence under SEC rules and NYSE listing standards.
Our Nominating and Corporate Governance Committee is responsible for, among other things, the following:
•	identifying, evaluating, and making recommendations to the Board regarding nominees for election to the Board and its committees
•	developing and making recommendations to the Board regarding our Corporate Governance Guidelines
•	overseeing our corporate governance practices
•	reviewing our Code of Business Conduct and Ethics and approve any amendments or waivers
•	overseeing the evaluation and the performance of the Board and individual directors
Our Nominating and Corporate Governance Committee operates under a written charter, which satisfies NYSE listing standards, and which is available on our website at localbounti.com under the heading “Investor Relations – Governance – Governance Documents.” Our Nominating and Corporate Governance Committee held two meetings in 2022.
Our Nominating and Corporate Governance Committee is responsible for reviewing with the Board, on an annual basis, the appropriate characteristics, skills, and experience required for the Board as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the Nominating and Corporate Governance Committee, in recommending candidates for election, and the Board, in approving (and, in the case of vacancies, appointing) the candidates, may take into account many factors, including diversity of personal and professional background, perspective, and experience; personal and professional integrity, ethics, and values; experience in corporate management, operations, or finance; experience relevant to our industry and with relevant social policy concerns; experience as a Board member or executive officer of another public company; relevant academic expertise or other proficiency in an area of our operations; practical and mature business judgment; and any other relevant qualifications, attributes, or skills. Currently, our Board evaluates each individual in the context of the Board as a whole with the objective of assembling a group that can best maximize the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas. For example, the Nominating and Corporate Governance Committee conducted a Board evaluation in late 2022 regarding a number of topics, including collecting feedback on the Board’s optimal size and membership, which ultimately supported a director search that culminated in the appointment of a new independent director in 2023.

In recommending candidates for nomination, our Nominating and Corporate Governance Committee considers candidates recommended by directors, officers, employees, stockholders, and others. Our Nominating and Corporate Governance Committee has authority under its charter to retain a search firm for identifying potential director candidates. Our Nominating and Corporate Governance Committee will consider suggestions by stockholders of potential director candidates and does not intend to alter its criteria for evaluating potential director candidates, including the criteria described above, in the case of director candidates recommended by stockholders. Stockholders may recommend individuals to our Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting the names of the individuals, together with appropriate biographical information and background materials to our Nominating and Corporate Governance Committee, c/o Corporate Secretary, 400 W. Main St., Hamilton, MT 59840.
Certain Relationships and Related Person Transactions
Related Party Transactions Policy
We have adopted a written Related Party Transaction Policy. The policy provides that officers, directors, holders of more than 5% of any class of our voting securities, and any member of the immediate family of and any entity affiliated with any of the foregoing persons will not be permitted to enter into a related-party transaction with Local Bounti without the prior consent of our Audit Committee or other independent members of the Board in the event it is inappropriate for the Audit Committee to review the transaction due to a conflict of interest. Any request for Local Bounti to enter into a transaction with a related party in which the amount involved exceeds $120,000 must first be presented to the Audit Committee for review, consideration, and approval. In approving or rejecting the proposed transactions, the Audit Committee will take into account all relevant facts and circumstances available.
Related-Person Transactions
Below is a description of transactions between us and our officers, directors, and greater than 5% stockholders since the beginning of 2021.
Securities Purchase Agreement
On October 21, 2022, we entered into a securities purchase agreement (the “Securities Purchase Agreement”), pursuant to which we agreed to issue and sell to certain purchasers (the “Purchasers”) in a private placement (the “Private Placement”), an aggregate of 9,320,000 shares of our common stock for aggregate gross proceeds of $23.3 million. The purchasers included Craig M. Hurlbert, Travis M. Joyner, Edward C. Forst, Matthew Nordby, Kathleen Valiasek, and Margaret McCandless (the “Participants”), all of whom are executive officers or directors of Local Bounti. The Participants’ acquisition of shares in the Private Placement was approved by our Board of Directors and is exempted from the “short-swing” liability provisions of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 promulgated thereunder.
Registration Rights Agreement
In connection with the Private Placement, we entered into a registration rights agreement (the “2022 Registration Rights Agreement”) with the purchasers, including the Participants, pursuant to which we agree to register for resale the shares of common stock issued in the Private Placement (the “Registrable Securities”). Under the 2022 Registration Rights Agreement, we agreed to file a registration statement covering the resale by the Purchasers of the Registrable Securities within 10 business days of the initial closing of the Securities Purchase Agreement (the “Filing Deadline”). We agreed to use commercially reasonable efforts to cause the registration statement to become effective and to keep the registration statement effective until there are no longer any Registrable Securities held by the Purchasers (the “Effectiveness Period”). We agreed to be responsible for all fees and expenses incurred in connection with the registration of the Registrable Securities. If (i) the initial registration statement covering the Registrable Securities was not filed with the SEC on or prior to the Filing Deadline, (ii) the initial registration statement or any other registration statement, as applicable, was not declared effective by the SEC (or otherwise does not become effective) for any reason on or prior to the applicable Effectiveness Deadline (as defined in the 2022 Registration Rights Agreement), (iii) after its Effective Date (as defined in the 2022 Registration Rights Agreement), (A) the registration statement ceases for any reason (including without limitation by reason of a stop order, or the Company’s failure to update the registration statement), to remain continuously effective as to all Registrable Securities for which it is required to be effective, or (B) the Purchasers are not permitted to utilize the prospectus therein to resell the Registrable Securities (other than during an Allowed Delay (as defined in the Registration Rights Agreement)), (iv) an Allowed Delay applicable to a registration statement exceeds 30 consecutive trading days or 60 total trading days in any 12-month period, or (v) after the Filing Deadline, and only in the event a registration statement is not effective or available to sell all Registrable Securities, we fail to file with the SEC any required reports under Section 13 or 15(d) of the Exchange Act such that we are not in compliance with Rule 144(c)(1), as a result of which the Purchasers who are not affiliates are unable to sell Registrable Securities without restriction under Rule 144 (any failure or breach in clauses (i) through (v) above being referred to as an “Event,” and, for purposes of clauses (i), (ii), (iii) or (v), the date on which such Event occurs, or for purposes of clause (iv) the date on which such Allowed Delay is exceeded, being referred to as an “Event Date”), then, in addition to any other rights the Purchasers may have under the 2022 Registration Rights Agreement or under applicable law on each Event Date and on each monthly anniversary of each Event Date (if the applicable Event has not been cured by that date) until the applicable Event is cured, we will pay to each Purchaser an amount in cash, as liquidated damages and not as a penalty (“Liquidated Damages”), equal to 1% of the aggregate purchase price paid by the Purchaser pursuant to the Purchase Agreement for any Registrable Securities held by the Purchaser on the Event Date, but in no event will the aggregate amount of Liquidated Damages (or interest thereon) paid any Purchaser exceed, in the aggregate, 5.0% of the aggregate purchase price of the shares of common stock purchased by the Purchaser under the Purchase Agreement. We have granted the Purchasers customary indemnification rights in connection with the registration statement, including for liabilities arising under the Securities Act. The Purchasers have also granted us customary indemnification rights in connection with the registration statement.
Amended and Restated Registration Rights Agreement
In connection with our business combination (the “Business Combination”) with Leo Holdings III Corp. (“Leo”) in November 2021, we entered into an amended and restated registration rights agreement with certain persons and entities holding our common stock and warrants. Under the agreement, in certain circumstances, certain of the securityholder parties can demand up to three underwritten offerings and all of the securityholder parties are entitled to customary piggyback registration rights. The agreement does not provide for the payment of any cash penalties by us if we fail to satisfy any of our obligations under the agreement.
Lock-Up Arrangements
In connection with Business Combination, securityholders of our predecessor entity entered into agreements pursuant to which they agreed, subject to certain customary exceptions, not to take any of the following actions through May 18, 2022: (a) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase, or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act and related SEC rules, any shares of common stock held by them immediately after the closing, including any shares issuable upon the exercise of options to purchase shares of common stock held by them immediately after the closing, (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares covered by the agreements, whether the transaction would be settled by delivery of the securities, in cash, or otherwise, or (c) publicly announce any intention to effect any transaction described above.
Pursuant to the registration rights agreement described above and, subject to certain exceptions, Leo Investors III LP and its permitted transferees were contractually restricted from selling or transferring any of their shares of common stock (not including certain shares issued in connection with a private offering of public equity entered into as part of the Business Combination). These restrictions began at Closing and ended on November 19, 2022.
BrightMark Partners, LLC (BrightMark”) Management Services Agreement
In August 2018, we entered into a management services agreement with BrightMark for certain management services, including management, chief financial officer, business, operational, strategic, and advisory services. The two managing partners of BrightMark, Craig M. Hurlbert and Travis M. Joyner, are our co-founders and co-Chief Executive Officers. Under the agreement, the management services would be provided for an initial term of three years that would automatically renew for an additional one-year term. As consideration for management services, BrightMark billed us on a monthly basis for services rendered pursuant to the management services agreement, plus and expenses. In March 2021, the parties terminated the management services agreement.
For 2021, we incurred management fees of $120,000. Craig M. Hurlbert and Travis M. Joyner each own the interest of half amount in the transactions based on the 50% ownership of BrightMark from each of them.
BrightMark previously held shares of our predecessor company, but distributed the shares to Wheat Wind Farms, LLC and McLeod Management Co. LLC, which are controlled by Craig M. Hurlbert and Travis M. Joyner, respectively.
Grow Bitterroot Sale Lease Back Transaction and Services Agreement
In June 2020, we sold for total consideration of $6.9 million a greenhouse facility to Grow Bitterroot, LLC (“Grow Bitterroot”), a qualified opportunity zone fund owned in part by Live Oak Ventures, LLC, which owns more than 10% of our stock, and Orange Strategies LLC, of which our director, Pamela Brewster, is principal. Travis M. Joyner, our co-Chief Executive Officer, is manager of Grow Bitterroot. Concurrently, our predecessor entity and Grow Bitterroot entered into an agreement whereby we lease land and the greenhouse facility from Grow Bitterroot. In addition, we and Grow Bitterroot entered into a property maintenance and management services agreement under which we provide all property maintenance and management services, including business, operational, strategic, and advisory services in exchange for an annual fee of $50,000. The property maintenance and management services agreement includes an initial term of three years, which renews automatically unless terminated by either party with 30 days’ notice.
For 2022, we paid Grow Bitterroot $1,528,990 under the lease agreement, $46,096 in repairs and maintenance reimbursements, and $50,000 under the property maintenance and management services agreement. For 2021, we paid Grow Bitterroot $812,513 under the lease agreement and $50,000 under the property maintenance and management services agreement.
BrightMark Commercial Lease
In December 2020, we entered into a short-term lease agreement for commercial office space with BrightMark. The lease agreement may be terminated at any time by either party upon 30 days’ written notice. The rent is $2,000 per month. For each of 2022 and 2021, we paid BrightMark $24,000 under the lease agreement.
McLeod Property Commercial and Residential Leases
In June 2021, we entered into a commercial lease agreement with McLeod Property HM LLC, whose owner, Bridget M. Joyner, is the wife of Travis M. Joyner, our co-Chief Executive Officer. The lease had a one-year term commencing on June 15, 2021, and ending June 14, 2022, or upon lease termination. The lease was terminated on March 15, 2022. The rent was $3,250 per month. For 2022 and 2021, we paid McLeod Property HM LLC $8,125 and $21,125, respectively.
In June 2021, we entered into a residential lease agreement with McLeod Property, LLC, which is owned by Travis M. Joyner, our co-Chief Executive Officer. The lease had a month-to-month term after August 2021. The lease was terminated on November 30, 2022. The rent was $5,500 per month. For 2022 and 2021, we paid McLeod Property, LLC $60,500 and $38,500.
Spencer Properties Residential Lease
In May 2022, we entered into a residential lease agreement with Spencer Properties I, LLC (“Spencer Properties”), which is owned by Kathleen Valiasek, our Chief Financial Officer, and her husband. The lease has an initial one-year term from May 1, 2022, to April 30, 2023, and automatically renews on a month-to-month basis thereafter. The rent is $3,000 per month beginning on June 1, 2022, and increases to $3,100 per month if the lease automatically renews after April 30, 2023. For 2022, we paid Spencer Properties $21,000.

Indemnification Agreements
Our certificate of incorporation contains provisions limiting the liability of directors, and our bylaws provide that we will indemnify each of our directors to the fullest extent permitted under Delaware law. Our charter documents also provide the Board with discretion to indemnify officers and employees when determined appropriate by the Board.
We have entered into indemnification agreements with each of our directors, executive officers, and certain other key employees. The indemnification agreements provide that we will indemnify each of these individuals against any and all expenses incurred by the individual because of their status as a director, executive officer, or other key employees, to the fullest extent permitted by Delaware law and our charter documents. In addition, the indemnification agreements provide that, to the fullest extent permitted by Delaware law, we will advance all expenses incurred by these individuals in connection with a legal proceeding involving their status as a director, executive officer, or key employee.
Right of First Refusal, Co-Sale, and Pre-Emptive Rights Agreement
In July 2019, we entered into a right of first refusal, co-sale, and pre-emptive rights agreement (the “ROFR”) with certain holders of our capital stock including certain directors, officers, and holders of 5% or more of our capital stock. These parties include Live Oak Ventures, LLC, Rom Ramsbacher, MSE Consulting, LLC, BrightMark (prior to the distribution of shares to entities controlled by Craig M. Hurlbert and Travis M. Joyner in 2021), David Lincoln, and Josh White. The ROFR was terminated in connection with the closing of the Business Combination.
Convertible Securities Financing
On April 19, 2021, we issued and sold convertible securities (the “Convertible Notes”) to Charles R. Schwab & Helen O. Schwab TTEE The Charles & Helen Schwab Living Trust U/A DTD 11/22/1985 (the “Charles Schwab 1985 Trust”) in an aggregate principal amount of $10 million and Charles R. Schwab TTEE The Charles & Helen Schwab Living Trust U/A DTD 11/22/1985 in an aggregate principal amount of $5 million (together with Charles Schwab 1985 Trust, the “Convertible Note Holders”). Interest on the Convertible Notes accrued at a rate of 8%, computed on the basis of the actual number of days elapsed and a year of 365 days. The Convertible Notes Holders are affiliates and under common control with Live Oak Ventures, LLC, a Local Bounti stockholder. The Convertible Notes would have matured 24 months from the issuance date. In connection with the closing of the Business Combination, all Convertible Notes were converted into shares of our common stock, at a conversion price equal to value of each share of common stock in the Business Combination multiplied by 85%.
Family Member
Rick D. Leggott is the control person of Bitterroot Partners, LLC, a stockholder of Local Bounti, and his immediate family member, Jeff Leggott, is a full-time employee of Local Bounti.
Advisory Services Agreement
In March 2021, The Lenox Group and Local Bounti entered into an agreement pursuant to which The Lenox Group provided certain management services, including strategic and advisory services. The Lenox Group is an entity controlled by Kathleen Valiasek, our Chief Financial Officer. Pursuant to the agreement, the payment for the services was conditioned upon the consummation of a transaction with a special purpose acquisition company. The agreement was terminated by mutual agreement of the parties in April 2021, prior to Ms. Valiasek becoming an employee, subject to payment of amounts owing to The Lenox Group upon the closing of a qualifying transaction. In connection with the closing of the Business Combination, we paid $850,000 to The Lenox Group and all remaining provisions of the agreement were satisfied upon the payment.
Pre-Business Combination Related Party Transactions of Leo
Class B Ordinary Shares
On January 18, 2021, Leo Investors III LP (the “Sponsor”) paid $25,000 to cover certain expenses of Leo in consideration of 5,750,000 Class B ordinary shares. On February 25, 2021, Leo effected a share capitalization, resulting in an aggregate of 6,900,000 Class B ordinary shares outstanding. On February 2021, the Sponsor transferred 20,000 Class B ordinary shares to Lori Bush, Mary E. Minnick, and Mark Masinter. On March 2, 2021, the Sponsor forfeited 25,000 founder shares after the initial public offering as a result of the underwriters’ partial exercise of the over-allotment option. Of the 6,875,000 Class B ordinary shares outstanding as of June 30, 2021, the Sponsor owned an aggregate of 6,770,000 Class B ordinary shares and Lori Bush, Mary E. Minnick, and Mark Masinter owned an aggregate of 60,000 Class B ordinary shares. The Class B ordinary shares automatically converted into Class A ordinary shares upon the closing of the Business Combination on a one-for-one basis.
Private Placement Warrants
Simultaneously with the closing of the initial public offering, Leo consummated the private placement of 5,333,333 private placement warrants at a price of $1.50 per warrant to the Sponsor, generating gross proceeds of $8 million. Each private placement warrant is exercisable for one Class A ordinary share at a price of $11.50 per share. A portion of the proceeds from the sale of the private placement warrants were added to the proceeds from the initial public offering to be held in the trust account. The private placement warrants are non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.
Related Party Loans
The Sponsor had agreed to loan Leo up to $300,000 (the “Note”) to be used for the payment of costs related to the initial public offering. The Note was non-interest bearing, unsecured, and was due on the earlier of June 30, 2021, and the closing of the initial public offering. Leo had borrowed $112,000 under the Note, which was fully repaid upon the closing of the initial public offering on March 2, 2021.
Administrative Services Agreement
Leo agreed, commencing on the effective date of the initial public offering through the earlier of Leo’s consummation of a business combination and its liquidation, to pay the Sponsor a monthly fee of $10,000 for office space and secretarial and administrative services. For the period ended January 8, 2021, through the Business Combination, Leo incurred $83,000 in fees for these services. The agreement terminated at the closing of the Business Combination.
Leo Registration Rights Agreement
Pursuant to a registration rights agreement entered into on March 2, 2021 (the “Original Registration Rights Agreement”), the holders of the Class B ordinary shares, private placement warrants, and warrants that may be issued upon conversion of working capital loans (and any Class A ordinary shares issuable upon the exercise of the private placement warrants and warrants that may be issued upon conversion of working capital loans) are entitled to registration rights. The holders of these securities are entitled to make up to three demands, excluding short form demands, that Leo register the securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the Closing. However, the Original Registration Rights Agreement provides that Leo will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. Leo will bear the expenses incurred in connection with the filing of the registration statements.
In connection with the Business Combination, the Original Registration Rights Agreement was terminated upon the execution of the Amended and Restated Registration Rights Agreement.

Executive Officers
Below is biographical information about our executive officers:
Name	Age	Position
Craig M. Hurlbert	60	Co-Chief Executive Officer and Director
Travis M. Joyner	41	Co-Chief Executive Officer and Director
Brian C. Cook	44	President
Kathleen Valiasek	59	Chief Financial Officer
B. David Vosburg Jr.	40	Chief Innovation Officer
Margaret McCandless	50	General Counsel and Corporate Secretary
Craig M. Hurlbert. Mr. Hurlbert’s biographical information is set forth above under the heading “Proposal 1 – Election of Directors–Continuing Directors.”
Travis M. Joyner. Mr. Joyner’s biographical information is set forth above under the heading “Proposal 1 – Election of Directors–Continuing Directors.”
Brian Cook. Mr. Cook has served as our President since April 2022. Mr. Cook previously served as Chief Executive Officer of Pete’s, a leading produce company specializing in hydroponic greenhouse-grown lettuce and cress, from November 2017 to April 2022, when Local Bounti acquired Pete’s. Mr. Cook also served as Vice President of Sales of Hollandia Produce from February 2016 to November 2017. Prior to joining Hollandia Produce, Mr. Cook served in various sales roles at several produce and retail advertising companies. Mr. Cook currently serves as a Member of the Ventura College Agriculture Advisory Board.
Kathleen Valiasek. Ms. Valiasek has served as our Chief Financial Officer since November 2021 and served as Chief Financial Officer of our predecessor company from April 2021 to November 2021. Previously, Ms. Valiasek served as Chief Financial Officer from January 2017 to June 2019 and Chief Business Officer from June 2019 to March 2021 at Amyris (Nasdaq: AMRS), a science and technology leader in the research, development and production of sustainable ingredients for the clean health and beauty and flavors and fragrances markets. Prior to Amyris, Ms. Valiasek served as Chief Executive Officer of Lenox Group, Inc., a finance and strategic consulting firm she founded in 1994, and, in this capacity, she worked closely with the senior management teams of fast-growing companies including start-ups, venture-backed, and Fortune 500 companies such as Albertsons, CVS, Gap, Kaiser Permanente, and Softbank. At Lenox Group, Ms. Valiasek was typically engaged for critical roles on multi-year assignments including M&A transactions, debt and equity financings, IPOs, and spin-offs. Ms. Valiasek holds a B.B.A. from the University of Massachusetts at Amherst.
B. David Vosburg Jr. Mr. Vosburg has served as our Chief Innovation Officer since November 2021 and served in various roles for our predecessor company from January 2021 to November 2021, including Chief Financial Officer, Chief Operating Officer, and Chief Innovation Officer. Mr. Vosburg has two decades of international financial, business development, and technology experience. From May 2020 to October 2020, Mr. Vosburg served as Chief Financial Officer and Head of Emerging Technology at Sensei Ag, a market changing AgTech venture founded by Oracle co-founder Larry Ellison. From December 2014 to April 2020, Mr. Vosburg served as Chief Financial Officer and Head of Business Development of Crop One Holdings, a company that grows fresh, nutritious and delicious produce in indoor farms. He also co-founded Conception Nurseries, a technology licensee to expand Crop One into new verticals. In his early career, Mr. Vosburg founded and grew Ed-Tech and Fin-Tech companies in Zambia, working in C-suite roles. He also served a term as President of the American Chamber of Commerce in Zambia. Mr. Vosburg earned a B.A. in Political Science from the University of Notre Dame and an M.B.A. from the Yale School of Management.
Margaret McCandless. Ms. McCandless has served as our General Counsel since February 2022 and our Corporate Secretary since March 2022. Before joining Local Bounti, Ms. McCandless was Chief Compliance Officer, Assistant General Counsel, and Corporate Secretary of Royal Gold, Inc. (NYSE: RGLD), a precious metals streaming and royalty company, from January 2020 to January 2022. Previously, she served as Vice President, General Counsel, and Secretary from January 2015 to December 2019 and Assistant General Counsel and Assistant Secretary from January 2012 to January 2015 of Intrepid Potash, Inc. (NYSE: IPI), a potash and specialty plant-nutrient company. From 2004 through 2011, Ms. McCandless served as Associate General Counsel–Securities, Disclosure, and Corporate

Governance for CenturyLink, Inc. (NYSE: CTL) and Qwest Communications International Inc. (NYSE: Q). Prior to joining Qwest, Ms. McCandless was an associate at the law firms of Hogan Lovells LLP and Cooley LLP. Ms. McCandless holds a J.D. from the University of Wisconsin Law School and a B.S. in Accounting from the University of Colorado at Boulder.
Executive Compensation
The following table sets forth information concerning the compensation of our principal executive officer and two most highly compensated executive officers other than our principal executive officer (our “named executive officers”) during the years ended December 31, 2022, and 2021.
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Craig M. Hurlbert Co-Chief Executive Officer(3)	2022	82,745	—	9,400,000	3,365	9,486,110
	2021	172,615	—	—	18,003	190,618
Travis M. Joyner Co-Chief Executive Officer(4)	2022	82,745	—	9,400,000	—	9,482,745
	2021	172,615	—	—	12,465	185,080
Kathleen Valiasek Chief Financial Officer(5)	2022	425,000	—	6,803,509	12,854	7,241,362
	2021	305,673	900,000	9,672,951	31,418	10,910,042
(1)
Amounts represent the grant date fair value of RSUs and restricted stock awards (“RSAs”) granted during the year, calculated in accordance with financial statement reporting rules. You can find information about the assumptions used to calculate grant date fair values in Note 12 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2022.

(2)	Amounts for 2022 represent Local Bounti 401(k) contributions.
(3)	Mr. Hurlbert became an employee and Co-Chief Executive Officer on April 1, 2021, and has served as our principal executive officer since the Business Combination in November 2021.
(4)	Mr. Joyner became an employee and Co-Chief Executive Officer on April 1, 2021.
(5)	Ms. Valiasek was hired as Chief Financial Officer on April 1, 2021.
2022 Salary
In 2022, our named executive officers received annual base salaries to compensate them for their services commensurate with their skill set, experience, role, and responsibilities. To reinforce their commitment to employees as the centerpiece for creating long-term stockholder value, at the beginning of 2022, Messrs. Hurlbert and Joyner requested that their annual base salaries be decreased to $35,568. The change was effective as of March 13, 2022.
2022 Stock Awards
In January 2022, the Board, upon the recommendation of the Compensation Committee, approved equity awards for certain executive officers, including our named executive officers. Messrs. Hurlbert and Joyner each received 2,000,000 RSUs, and Ms. Valiasek received 1,447,555 RSUs. The RSUs vest 10% on July 1, 2022, 30% on January 1, 2023, 30% on January 1, 2024, and 30% on January 1, 2025, subject to continued service.
Employment Agreements
In November 2021, we entered into employment agreements with our named executive officers. Under the employment agreements, if the employee separates from service (a) due to termination by us for a reason other than (x) Cause (as defined in the employment agreement), (y) the employee becoming Disabled (as defined in the employment agreement) or (z) the employee’s death, or (b) due to resignation by the employee on account of Good Reason (as defined in the employment agreement) (each, an “Involuntary Termination”) under either of the following circumstances, the employee will be entitled to their salary and other benefits accrued through the separation date and, subject to the employee executing a release and general waiver of claims in favor of Local Bounti and adhering to the applicable restrictive covenants (other than with respect to accrued benefits), the employee will be entitled to the following respective additional severance benefits:
•	If the Involuntary Termination occurs at any time other than at or during the 12-month period immediately following a Change in Control (as defined in the 2021 Plan), (a) continuing salary payments for a period of six months (12 months in the case of the co-Chief Executive Officers), (b) COBRA reimbursement payments for a period of six months (12 months in the case of the co-Chief Executive Officers), and (c) if the employee’s termination date is at least 12 months following the employee’s start date with Local Bounti, all of the employee’s unvested and outstanding equity awards that would have become vested had employee remained in Local Bounti’s employ for the 12-month period following the employee’s termination of employment will immediately vest and become exercisable as of the date of the employee’s termination
•
If the Involuntary Termination occurs during the 12-month period immediately following a Change in Control, then in lieu of the above, (a) a lump sum severance payment equal to 1.5 (2.0 in the case of the co-Chief Executive Officers) times the employee’s base salary, (b) COBRA reimbursement payments for a period of 18 months (24 months in the case of the co-Chief Executive Officers), and (c) if the employee’s termination date is at least 12 months following the employee’s start date with Local Bounti, all of the employee’s unvested and outstanding equity awards will immediately vest and become exercisable as of the date of the employee’s termination

The employment arrangements include (1) confidentiality and non-disparagement obligations applicable during the employee’s term and following the termination thereof for any reason, (2) a standard intellectual property assignment provision, (3) a non-competition provision applicable during the employee’s term and during the one year period following termination for any reason, and (4) a non-solicitation provision applicable during the employee’s term and during the one year period following termination for any reason.
Benefits
We provide executives and other employees medical, dental, and vision benefits. We also provided other benefits to executives on the same basis as provided to other salaried employees, such as company 401(k) contributions, a flexible vacation policy, and paid holidays.
Outstanding Equity Awards at the End of 2022
The following table sets forth information regarding unvested stock awards held by our named executive officers as of December 31, 2022.
		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Craig M. Hurlbert	1/24/2022(2)	1,800,000	2,502,000
Travis M. Joyner	1/24/2022(2)	1,800,000	2,502,000
Kathleen Valiasek	1/24/2022(2)	1,552,445	2,157,899
	11/19/2021(3)	447,270	621,705
	11/19/2021(4)	949,930	1,320,403
1.	Values are based on the closing price of our common stock on the NYSE on December 30, 2022, which was the last business day of 2022 ($1.39).
2.	Represents RSUs that vest 10% on July 1, 2022, 30% on January 1, 2023, 30% on January 1, 2024, and 30% on January 1, 2025, subject to continued service.
3.	Represents RSUs that vest 10% on May 1, 2022, 30% on May 1, 2023, 30% on May 1, 2024, and 30% on May 1, 2025, subject to continued service.
4.	Represents RSAs that vest 10% on March 15, 2022, 30% on March 15, 2023, 30% on March 15, 2024, and 30% on March 15, 2025, subject to continued service.

Equity Compensation Plan Information
The following table presents information as of December 31, 2022, with respect to compensation plans under which shares of our common stock may be issued.
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)(a)	Weighted- average exercise price of outstanding options, warrants and rights ($)(b)	Number of securities remaining available for future issuance under equity compensation plans (excluding those reflected in column (a))(#)(c)
Equity compensation plans approved by security holders	9,456,513(1)	N/A	7,341,416
Equity compensation plans not approved by security holders	—	—	—
Total	9,456,513	N/A	7,341,416
1.	Represents shares issuable under outstanding RSUs.

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth information regarding the beneficial ownership of our common stock as of April 21, 2023, by the following persons:
•	each person known by us to be the beneficial owner of more than 5% of our common stock
•	each of our executive officers and directors
•	all executive officers and directors as a group
Beneficial ownership is determined in accordance with SEC rules, which generally provide that a person has beneficial ownership of a security if they possess sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.
The beneficial ownership of our common stock is based on 105,398,944 shares of common stock outstanding as of April 21, 2023. Shares of our common stock that may be acquired by an individual or group within 60 days of April 21, 2023, pursuant to the exercise of options or warrants that are currently exercisable or exercisable within 60 days of April 21, 2023, are deemed to be outstanding for the purpose of computing the percentage ownership of the individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Amounts in the table exclude RSUs that are not expected to settle within 60 days of April 21, 2023.
Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of voting common stock beneficially owned by them.
Unless otherwise indicated, the address for each stockholder listed is 400 W. Main St., Hamilton, MT 59840.
Name and Address	Number of Shares	%
Directors and Executive Officers
Craig M. Hurlbert(1)	15,105,931	14.3
Travis M. Joyner(2)	14,504,475	13.7
Edward C. Forst(3)	2,959,391	2.8
Pamela Brewster(4)	1,603,002	1.5
Mark J. Nelson(5)	105,282	*
Matthew Nordby(6)	525,317	*
Brian C. Cook(7)	276,709	*
Kathleen Valiasek(8)	1,678,536.025	1.6
B. David Vosburg Jr.	1,233,568	1.2
Margaret McCandless	73,374	*
All directors and executive officers as a group (10 persons)(9)	38,065,585.025	36.0
5% Holders:
Wheat Wind Farms, LLC(1)	14,593,824	13.8
McLeod Management Co., LLC(2)	14,022,501	13.3
Charles R. Schwab(10)	14,825,173	14.1
FMR LLC(11)	7,335,659	7.0
*	Less than 1%
(1)
Consists of 14,593,824 shares held by Wheat Wind Farms, LLC, which is controlled by Mr. Hurlbert; 312,107 shares held by Mr. Hurlbert individually; and 200,000 RSUs expected to settle within 60 days of April 21, 2023.

(2)
Consists of 14,022,501 shares held by McLeod Management Co., LLC, which is controlled by Mr. Joyner; 40,000 shares held by Mr. Joyner’s spouse, 241,974 shares held by Mr. Joyner individually; and 200,000 RSUs expected to settle within 60 days of April 21, 2023.

(3)
Consists of 474,489 shares held by Wellfor LLC, which is an affiliate of Mr. Forst; 726,844 shares held by Forst GFC, LLC, which is an affiliate of Mr. Forst; 704,153 shares held by Mr. Forst individually; 26,041 RSUs expected to settle within 60 days of April 21, 2023; 510,952 shares acquirable in respect of warrants held by Forst GFC, LLC; and 516,912 shares acquirable in respect of warrants held by Mr. Forst individually.

(4)	Consists of 1,576,961 shares and 26,041 RSUs expected to settle within 60 days of April 21, 2023.
(5)	Consists of 73,534 shares and 26,041 RSUs expected to settle within 60 days of April 21, 2023.

(6)	Consists of 332,609 shares; 26,041 RSUs expected to settle within 60 days of April 21, 2023; and 166,667 shares acquirable in respect of warrants.
(7)	Consists of 226,709 shares and 50,000 RSUs expected to vest within 60 days of April 21, 2023, subject to continued service.
(8)	Consists of 1,384,691.025 shares and 293,845 RSUs expected to settle within 60 days of April 21, 2023.
(9)	Does not include Jennifer Carr-Smith who will join the Board effective May 15, 2023. Ms. Carr-Smith did not hold any shares as of April 21, 2023.
(10)
As reported on an Amendment No. 3 to Form 13G filed with the SEC on February 9, 2023, amount includes: (a) 11,157,694 shares held by Live Oak Ventures, LLC, of which Mr. Schwab is the manager and over which Mr. Schwab has sole voting and dispositive power, (b) 139,861 shares held by Olive Street Ventures, LLC, of which Mr. Schwab and his spouse Helen O. Schwab, as trustees of the trust, may be deemed to share voting and dispositive power, (c) 2,891,792 shares held by the trust, of which Mr. Schwab and his spouse Helen O. Schwab act as co-trustees, and (d) 635,826 shares held by the trust, for which Mr. Schwab is acting as sole trustee. Mr. Schwab disclaims beneficial ownership over the 139,861 shares held by Olive Street, except to the extent of his pecuniary interest therein. The address for Charles R. Schwab and related trusts and entities is P.O. Box 2226, Palm Beach, FL 33480.

(11)
As reported by FMR LLC on an Amendment No. 1 to Form 13G filed with the SEC on February 9, 2023, amount reflects the securities beneficially owned, or that may be deemed to be beneficially owned, by FMR LLC, certain of its subsidiaries and affiliates, and other companies. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. FMR LLC reported having sole voting power over 7,335,543 of the shares and sole dispositive power over all of the shares. Abigail P. Johnson reported having sole dispositive power over all of the shares. The address for FMR, LLC is 245 Summer Street, Boston, MA 02210.

Proposal 2 - Ratification of Appointment of
Independent Registered Public Accounting Firm
The Audit Committee has recommended, and the Board has approved, the appointment of WithumSmith+Brown, PC as our independent registered public accounting firm for the year ending December 31, 2023. WithumSmith+Brown, PC has served as our independent registered public accounting firm since 2021. We are soliciting stockholder ratification of the appointment of WithumSmith+Brown, PC, although stockholder ratification is not required by law. If the appointment of WithumSmith+Brown, PC is not ratified at the Annual Meeting, the Audit Committee will consider whether to appoint a different independent registered public accounting firm.
A representative of WithumSmith+Brown, PC is expected to be present at the Annual Meeting. This representative will have an opportunity to make a statement and will be available to respond to appropriate questions.
Principal Accountant Fees and Services
Prior to the Business Combination, RSM US LLP, an independent registered public accounting firm, served as auditor of our predecessor entity and WithumSmith+Brown, PC, an independent registered public accounting firm, served as Leo’s auditors. Following the Business Combination, WithumSmith+Brown, PC continued as our independent registered public accounting firm.
Below are the aggregate fees billed to Local Bounti by WithumSmith+Brown, PC for professional services provided in 2022 and the aggregate fees billed to Local Bounti and Leo by WithumSmith+Brown, PC for professional services provided in 2021 (in thousands):
	2022	2021
Audit Fees(1)	$266	$114
Audit-Related Fees(2)	$21	$43
Tax Fees(3)	—	—
All Other Fees(4)	—	—
Total	$287	$157
Below are the aggregate fees billed to Local Bounti by RSM US LLP for professional services provided in 2021 (in thousands):
2021
Audit Fees(1)	$612
Audit-Related Fees(2)	$543
Tax Fees(3)	—
All Other Fees(4)	—
Total	$1,155
(1)
Audit fees consist of fees billed for professional services rendered by our independent registered public accounting firm for the audit of our annual consolidated financial statements and review of our interim consolidated financial statements or services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

(2)
Audit-related fees consist of fees billed for professional services rendered to provide consent for incorporation by reference of audit reports in certain registration statements and other forms filed with the SEC.

(3)	Tax fees consist of fees billed for professional services rendered by our independent registered public accounting firm for tax compliance, tax advice, and tax planning. We did not incur any tax fees.
(4)	All other fees consist of fees billed for all other services. We did not incur any other fees.
Pre-Approval Policy
Under the Audit Committee’s charter, the Audit Committee is required to pre-approve all audit and permitted non-audit services performed by our independent registered public accountants to ensure that the provision of such services does not impair the public accountants’ independence. All audit and audit-related fees billed by WithumSmith+Brown, PC were approved by the Audit Committee in accordance with SEC requirements.

Required Vote
Ratification of the appointment of WithumSmith+Brown, PC as our independent registered public accounting firm for the year ending December 31, 2023, requires an affirmative vote of a majority of the votes cast affirmatively or negatively. If you ABSTAIN from voting on Proposal 2, the abstention will have no effect on the outcome of the vote to ratify the appointment of WithumSmith+Brown, PC as our independent registered public accounting firm for the year ending December 31, 2023.
The Board recommends a vote “FOR” Proposal 2.

Report of the Audit Committee
The material in this Report of the Audit Committee is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in the filing.
The Audit Committee has reviewed Local Bounti’s audited consolidated financial statements for the year ended December 31, 2022, and discussed these financial statements with Local Bounti’s management and with WithumSmith+Brown, PC, Local Bounti’s independent registered public accounting firm.
Local Bounti’s management is responsible for the preparation of Local Bounti’s financial statements and for maintaining an adequate system of disclosure controls and procedures and internal control for that purpose. Local Bounti’s independent registered public accounting firm is responsible for conducting an independent audit of Local Bounti’s annual financial statements in accordance with generally accepted accounting principles and issuing a report on the results of their audit. The Audit Committee is responsible for providing independent, objective oversight of these processes.
The Audit Committee has also discussed with WithumSmith+Brown, PC the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board Auditing Standard No. 1301 (previously Auditing Standard No. 16) (Communications with Audit Committees), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.
The Audit Committee has received and reviewed the written disclosures and the letter from WithumSmith+Brown, PC required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with WithumSmith+Brown, PC its independence.
Based on the review and discussions referred to above, the Audit Committee recommended to the Board that Local Bounti’s audited consolidated financial statements be included in Local Bounti’s Annual Report on Form 10-K for the year ended December 31, 2022, for filing with the SEC.
By the Audit Committee
Edward C. Forst (Chair)
Pamela Brewster
Mark J. Nelson
Where You Can Find More Information
We file electronically with the SEC annual, quarterly, and current reports, proxy statements, and other information. We make available on our website at localbounti.com, free of charge, copies of these reports, as soon as reasonably practicable after we electronically file the material with, or furnish it to, the SEC. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that website is sec.gov. The information in or accessible through the websites referred to above are not incorporated into, and are not considered part of, this proxy statement. Further, our references to the URLs for these websites are intended to be inactive textual references only.
You should rely on the information contained in this proxy statement to vote your shares at the Annual Meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated April 28, 2023. You should not assume that the information in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders at any time after that date does not create an implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such proxy solicitations in such jurisdiction.

Form 10-K
The proxy materials, including our Annual Report on Form 10-K for the year ended December 31, 2022, are available at proxyvote.com and on our website at localbounti.com under the heading “Investors.”
We will also provide, free of charge, to each person to any stockholder of record or beneficial owner of our common stock as of the record date, upon their written or oral request, a copy of our Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the SEC. Requests for copies should be addressed to our Corporate Secretary at the address below:
Local Bounti Corporation
400 W. Main St.
Hamilton, MT 59840
Attention: Corporate Secretary
Telephone: 800-640-4016
Please include your contact information with the request. The exhibits set forth on the exhibit index of the Form 10-K may be made available at a reasonable charge.
Other Matters
As of the date of this proxy statement, we have no knowledge of any other matters that may come before the Annual Meeting and do not intend to present any other matters. However, if any other matters should properly come before the Annual Meeting or any adjournment, our representatives will have the discretion to vote as they see fit unless directed otherwise.

SCAN TO VIEW MATERIALS & VOTE

LOCAL BOUNTI CORPORATION
400 W. MAIN STREET
HAMILTON, MT 59840

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/LOCL2023**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V15404-P89760

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LOCAL BOUNTI CORPORATION

The Board of Directors recommends you vote FOR the following:

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Edward C. Forst
02) Mark J. Nelson

The Board of Directors recommends you vote FOR the following proposal:

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

V15405-P89760

LOCAL BOUNTI CORPORATION
Annual Meeting of Stockholders
June 20, 2023 9:00 AM MDT
This proxy is solicited by the Board of Directors

The undersigned stockholder appoints Kathleen Valiasek and Margaret McCandless, or either of them, as proxies, each with the power to appoint their substitute, and authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Local Bounti Corporation that the undersigned stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM MDT on June 20, 2023 at www.virtualshareholdermeeting.com/LOCL2023, and any adjournment or postponement thereof with discretionary authority as to any other business that may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side